EXHIBIT 10.19

SERVICES AGREEMENT

AGREEMENT dated as of this 1st day of January, 2009 between ILUT N.A. Inc., with an address at 1220 West Sixth Street Cleveland, Ohio 44113 (“ILUT”), Novamerican Steel Canada Inc., a Canadian corporation with a principal place of business at 6001 Irwin Street, Ville LaSalle, Quebec H8N 1AS1 (“NOVAMERICAN”) and American Steel and Aluminum Company Corporation, a Massachusetts corporation with a principal place of business at 1050 University Avenue, Norwood, Massachusetts 02062 (“ASA”).  Each of ILUT, NOVAMERICAN and ASA may hereafter be referred to herein as a “Party” and, together, as the “Parties.”

WHEREAS, NOVAMERICAN and ASA wish to retain ILUT to perform services for them and ILUT wishes to provide such services to NOVAMERICAN and ASA on the terms herein below specified.

NOW, THEREFORE, pursuant to the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto intending to be legally bound do hereby agree as follows:

1.           SERVICES

(a)           ILUT agrees to provide the services for NOVAMERICAN and ASA as further described in Schedule “A” hereto (the “Services”).

(b)           ILUT shall determine the method, details, and means of performing the Services described in Section 1(a) above, and neither NOVAMERICAN nor ASA shall control the manner or determine the method by which ILUT accomplishes the Services except to the extent necessary to coordinate ILUT’s performance in time, space or function with that of other persons engaged by NOVAMERICAN or ASA to achieve a common goal.

(c)           ILUT shall devote such time, attention and energy as may be necessary to render the Services hereunder in a professional, competent and ethical manner.

2.           TERM AND TERMINATION

(a)           Unless sooner terminated in accordance with Section 2(b), this Agreement shall commence on January 1, 2009 and shall continue until December 31, 2009 (“Initial Term”).  Thereafter, unless sooner terminated in accordance with Section 2(b), this Agreement will be automatically extended on a month-to-month basis. (“Extended Term”).

(b)           This Agreement may be terminated by any Party with or without cause by providing the other Parties with 60 days’ written notice of termination.

(c)           Upon the effective date of termination, ILUT shall immediately cease performing Services for NOVAMERICAN or ASA, as the case may be, regardless of the status of completion of any project(s) or task(s) then underway.  Upon termination of this Agreement by a party, the sole obligation of NOVAMERICAN or ASA, as the case may be, will be to pay ILUT for the percentage of effort completed by ILUT prior to the effective date of termination.

3.           COMPENSATION FOR SERVICES; REIMBURSEMENT OF EXPENSES

(a)           ILUT’s compensation for the Services described in Schedule A shall be $140,000 USD per month for the Initial Term.  Based upon the work performed during a calendar month for each party, ILUT will send to NOVAMERICAN and/or ASA an invoice for payment due reflecting their respective share of the $140,000.  The invoice shall also include the reimbursement due for expenses incurred during the period under section 3(b) below.  NOVAMERICAN and ASA will pay these invoices electronically as directed by ILUT upon receipt.   ILUT’s compensation for the Extended Term shall be mutually agreed by the Parties  prior to the commencement of the Extended Term.

(b)           NOVAMERICAN and ASA will reimburse ILUT for pre-approved reasonable travel, lodging, meals, and other out-of-pocket expenses incurred in connection with the Services and in accordance with NOVAMERICAN’s and ASA’s established policies and which are supported by adequate documentation.  In an effort to reduce expenses and upon the agreement of the Parties, NOVAMERICAN and ASA can make appropriate arrangements to provide certain legal, travel and lodging accommodations to ILUT and to pay for such expenses directly, for example by obtaining the appropriate immigration documentation to perform services in Canada, through the lease of apartments for lodging and cars for travel, instead of through the reimbursement of expenses to ILUT.

4.           INDEPENDENT CONTRACTOR

(a)           ILUT, in the performance of this Agreement, is acting as an independent contractor and not an employee, agent, partner or joint venture partner of NOVAMERICAN or ASA and shall not hold itself out as such or knowingly permit another to rely on such belief.  Nothing in this Agreement is intended or shall be construed to create any association, partnership, joint venture or employment relationship between the Parties.  In addition, ILUT shall not enter into any contract or commitment on behalf of NOVAMERICAN or ASA or bind NOVAMERICAN or ASA in any respect whatsoever.

(b)           Neither ILUT nor any employee or agent of ILUT shall be entitled to any benefits provided to any employee of NOVAMERICAN or ASA.  It shall be the sole responsibility of ILUT to report as income any compensation received hereunder and to make requisite tax filings and payments to the appropriate national, federal, state or local tax authority.  Neither NOVAMERICAN or ASA will withhold or pay on behalf of ILUT (a) national, federal, provincial or local income taxes or (b) any other payroll tax of any kind.

(c)           No Party by virtue of this Agreement will have any right, power, or authority to act or create any obligation, expressed or implied, on behalf of any other Party.

(d)           Nothing herein is intended to preclude ILUT’s simultaneous or subsequent engagement by third parties provided only that such services do not interfere with ILUT’s obligations under this Agreement or present a conflict of interest, and are consistent with ILUT’s duties of confidentiality set forth in Section 8.

5.           FACILITIES; SUPPORT

If the Services are most conveniently performed on NOVAMERICAN’s or ASA’s premises, NOVAMERICAN and ASA, as the case may be, shall make reasonable efforts to provide to ILUT adequate space as may be reasonably required by the nature of the Services to be performed.  ILUT shall otherwise be responsible to provide such supplies, equipment, support and facilities as it may require to perform the Services and shall be responsible for all costs and expenses thereof.

6.           INDEMNIFICATION; LITIGATION

(a)           ILUT shall indemnify and hold harmless (including reasonable attorneys’ fees) NOVAMERICAN and ASA, their corporate affiliates, and any employee or agent thereof against all liability to third parties arising from, related to or in connection with the provision of Services under this Agreement; provided, however, that such indemnification shall be limited to the amount of compensation paid to ILUT under this Agreement.  In no event shall ILUT be liable to NOVAMERICAN or ASA for any indirect, special or consequential damages in connection with or arising out of this Agreement or the performance of the Services.

(b)           ILUT shall notify NOVAMERICAN or ASA, as the case may be, immediately of any actual or threatened claim or suit that ILUT discovers may be lodged against NOVAMERICAN or ASA, or its officers, directors or employees.  Failure to provide prompt notification of a claim shall not serve as a waiver of ILUT’s indemnification rights hereunder.

7.           REPRESENTATIONS AND WARRANTIES

ILUT warrants and represents that it has full right and power to enter into this Agreement and that the performance of its obligations hereunder do not and will not violate any other agreement to which it is a party or by which it is bound. ILUT warrants and represents that it will comply with all applicable laws and regulations of the United States and Canada, or any state, province or other government authority or agency, in the performance of Services hereunder.  ILUT warrants and represents that it will pay all taxes levied or based upon the income of ILUT or the fees payable to ILUT under this Agreement.

8.           CONFIDENTIALITY

(a)           ILUT understands and agrees that during the course of performing the Services, it will or may receive, develop and be exposed to Confidential Information, as hereinafter defined, of NOVAMERICAN and ASA.  ILUT agrees not to disclose, transfer, use or distribute Confidential Information, in whole or in part, in any form, for any purpose other than in connection with performing the Services under this Agreement, without the prior written consent of NOVAMERICAN or ASA, as the case may be.

(b)           Confidential Information shall include, but is not specifically limited to NOVAMERICAN’s and ASA’s business affairs, strategic plans and financial information.  Confidential Information shall not include any information that: (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of disclosure directly or indirectly by ILUT in violation of its obligations under this Agreement); (ii) was available to ILUT on a non-confidential basis from a source other than NOVAMERICAN or ASA or their affilates, provided that such source is not and was not bound by a confidentiality obligation with NOVAMERICAN or ASA; or (iii) has been independently acquired or developed by ILUT without violating any of its obligations under this Agreement.

(c)           Upon demand by NOVAMERICAN or ASA, as the case may be, or upon termination of this Agreement, ILUT shall promptly, and in no event later than fifteen (15) calendar days, return all Confidential Information, and any and all copies of the same, belonging to NOVAMERICAN or ASA or generated by ILUT for the benefit of NOVAMERICAN or ASA, and shall thereafter make no further use of them, or of any information contained in those documents, whether in whole or in part.  Notwithstanding anything to the contrary herein, ILUT may retain one copy of Confidential Information for records retention purposes.

(d)           ILUT acknowledges that Confidential Information is valuable to NOVAMERICAN and ASA and that a breach of its obligations under this Section 8 cannot be fully compensated by monetary damages in connection with any effort by NOVAMERICAN or ASA to obtain equitable enforcement of this Section 8.

(e)           The provisions of this Section 8 shall survive the expiration or termination of this Agreement for any reason.

9.           TITLE IN WORK PRODUCT

(a)           ILUT agrees that all inventions, improvements, developments, technical information, skill and know-how, patentable or unpatentable, which ILUT makes and that are directly developed for or related to NOVAMERICAN or ASA (individually and collectively referred to as “Work Product”) shall be, upon creation, the exclusive property of NOVAMERICAN or ASA (or its designated affiliate), as the case may be.  All rights therein, including any patents, copyrights, trademarks and trade secret rights, and the rights to register or apply therefor, in or relating to Work Product (including all derivative works and improvements thereto), shall likewise be the exclusive property of such Party.  All Work Product comprising copyrightable subject matter is agreed to be work made for hire pursuant to the Copyright Act of 1976 as from time to time amended.  To the extent any such Work Product is deemed other than a work made for hire, ILUT shall assign, and hereby assigns, in perpetuity, all rights it has or may have, in the Work Product (including all derivative works and improvements thereto), to NOVAMERICAN or ASA, as the case may be.

(b)           ILUT shall, promptly at the request of NOVAMERICAN or ASA, execute any and all documentation reasonably requested by such Party to assign, evidence, perfect, register and enforce such Party’s rights in and ownership of all patents, copyrights and other intellectual property relating to the Work Product in any and all countries, including without limitation, the execution of additional instruments of conveyance and assisting such Party with applications for patents, copyrights or other intellectual property registrations.

(c)           As part of performing the Services, ILUT may utilize certain preexisting, proprietary software, methodologies, tools, specifications or other materials which may have been developed by or licensed to ILUT, or which may be separately developed for future use by ILUT, in each case independent and separate of this Agreement and without reference to NOVAMERICAN’s or ASA’s proprietary rights or confidential information (collectively, “ILUT Proprietary Rights”).  ILUT hereby grants to NOVAMERICAN, ASA and their affiliates, a fully paid-up, royalty-free, worldwide, non-exclusive and irrevocable license to use the ILUT Proprietary Rights as part of the Services or any Work Product.

(d)           ILUT represents, warrants and covenants to NOVAMERICAN and ASA that the Work Product and all Services do not and will not infringe or misappropriate the patent, copyright, trademark, trade secret, or other intellectual property rights of any third party.

(e)           Neither NOVAMERICAN or ASA will have any obligation or liability with respect to or arising out of its receipt of and/or use and/or disclosure of any and all Work Product or any other materials, tools, processes, inventions, technical information, know-how, data, drawings, documents, prototypes, or models which ILUT at any time discloses or furnishes to it in connection with the Services covered by this Agreement.   Additionally, ILUT shall defend, indemnify and hold harmless NOVAMERICAN, ASA and their directors, officers, affiliates, customers, employees and agents from and against any suit, proceeding, claim, costs, losses and damages (including reasonable attorneys’ fees) relating to any actual or alleged claim of infringement or misappropriation of any intellectual property right or a trade secret relating to any Work Product developed or delivered by ILUT or that relates to the performance of Services by ILUT or any materials supplied or used by ILUT.

10.           MISCELLANEOUS

(a)           This Agreement constitutes the entire Agreement between the Parties hereto pertaining to the subject matter hereof, and supersedes all negotiations, preliminary agreements and all prior and contemporaneous discussions and understandings of the Parties in connection with the subject matter hereof.

(b)           No amendment, waiver, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed by the Parties.  Waiver of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

(c)           Notice pursuant to any provision in this Agreement requiring written notice shall be delivered by certified mail, return receipt requested.

(d)           In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable and if, for any reason, a court finds that any provision of this Agreement is invalid, illegal or unenforceable as written, but that by limiting such provision it would become valid, legal or enforceable, then such provision shall be deemed to be written and shall be construed and enforced as so limited.

(e)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context.  The titles or captions or Sections of this Agreement are provided for convenience or reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement and such titles or captions do not define, limit, extend, explain or describe the meaning, scope or extent of this agreement or any of its terms or conditions.

(f)           This Agreement may not be assigned by a Party hereto without the written consent of the other Party.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, heirs, successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties hereto (and their respective heirs, legal representatives, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

ILUT N.A. INC.		NOVAMERICAN STEEL CANADA INC.
By:	/s/ Illegible	By:	/s/ Corrado De Gasperis
Title:	President	Title:	President and Chief Executive Officer

AMERICAN STEEL AND ALUMINUM CORPORATION
By:	/s/ Corrado De Gasperis
Title:	President and Chief Executive Officer

SCHEDULE A

The Services described in Section 1(a) shall include the following:

•	Provide advice, guidance and training to employees in the assessment and redesign of:
o	Current measurement systems
o	Organizational structure
o	Manufacturing processes
o	Procurement processes
o	Sales processes
o	The use of statistical process control
o	Project management